NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
FOR IMMEDIATE RELEASE

NorthWestern Reports First Quarter 2021 Financial Results

Company reports GAAP diluted earnings per share of $1.24 for the quarter, affirms 2021 earnings guidance and announces a $0.62 per share quarterly dividend payable June 30, 2021

BUTTE, MT / SIOUX FALLS, SD - April 21, 2021 - NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) reported financial results for the three months ended March 31, 2021. Net income for the period was $63.1 million, or $1.24 per diluted share, as compared with net income of $50.7 million, or $1.00 per diluted share, for the same period in 2020. This increase was primarily due to improved gross margin from colder winter weather and lower operating costs, partly offset by higher Montana electric supply costs and depreciation expense, and lower income tax benefit.

“First quarter operating and financial results were solid and a great start to a new year," said Bob Rowe, Chief Executive Officer. “The February extreme cold weather event that that hammered much of the country once again highlighted the importance of a safe, reliable and resilient energy grid and adequate electric and natural gas capacity. Just yesterday, we announced the projects that will be the first steps in addressing our capacity deficit in Montana. The February cold snap resulted in severe economic and personal disruption in a broad section of the country, including brown-outs and black-outs, and significant increases in electric and natural gas costs, driving liquidity issues for many utilities. We were able to navigate the event with minimal disruption to our customers and manageable balance sheet strain. We are proud of how our people and our infrastructure performed when customers needed us most."

Additional information regarding this release can be found in the earnings presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

NorthWestern Reports First Quarter 2021 Financial Results
April 21, 2021

	Three Months Ended March 31,
(in thousands, except per share amounts)	2021	2020
Revenues	$400,803	$335,255
Cost of sales	144,513	91,272
Gross Margin (1)	256,290	243,983

Operating, general and administrative expense	80,852	79,005
Property and other taxes	47,478	44,499
Depreciation and depletion	46,975	45,265
Total Operating Expenses (excl. Cost of sales)	175,305	168,769
Operating income	80,985	75,214
Interest expense, net	(23,510)	(24,334)
Other income (expense), net	5,574	(1,982)
Income before income taxes	63,049	48,898
Income tax benefit	22	1,806
Net Income	63,071	50,704
Basic Shares Outstanding	50,631	50,507
Earnings per Share - Basic	$1.25	$1.00
Diluted Shares Outstanding	50,737	50,705
Earnings per Share - Diluted	$1.24	$1.00

Dividends Declared per Common Share	$0.62	$0.60
(1) Gross Margin, defined as Revenues less Cost of Sales, is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.
Significant Items

COVID-19 Pandemic

We are one of many companies providing essential services during the national emergency related to the COVID-19 pandemic. Our level of service to our 743,000 customers remains uninterrupted. We implemented a comprehensive set of actions to help our customers, communities, and employees, while maintaining our commitments to provide reliable service and to continue to monitor and adapt our financial business plan for the evolving COVID-19 pandemic challenges. We have taken extra precautions for our employees who work in the field and for employees who continue to work in our facilities. This includes implementation of work from home policies, social-distancing protocols, face-covering directives, and travel restrictions where appropriate. We continue to implement strong physical and cyber-security measures to enable our systems to continue to serve our operational needs with a remote workforce and to keep our company running to provide high quality service to our customers.

We continue to work with customers who have been unable to pay during the COVID-19 pandemic, including offering extended payment arrangements. In each of our jurisdictions, we have experienced a significant improvement in our past due customer account balances that peaked during the third quarter of 2020. We are subject to certain annual winter disconnection procedures, which were in effect from November 1, 2020 through March 31, 2021.

The future impacts of the COVID-19 pandemic remain uncertain. Further extension of the slowdown of the United States’ economic growth, demand for commodities and/or material

NorthWestern Reports First Quarter 2021 Financial Results
April 21, 2021

changes in governmental policy may continue to result in lower economic growth with lower demand for electricity and natural gas, as well as reduced ability of various customers, contractors, suppliers and other business partners to fulfill their obligations. These impacts could have a material adverse effect on our results of operations, financial condition and prospects.

Electric Resource Planning - Montana

We are currently 630 MW short of our peak needs and we cover the shortfall through market purchases. Absent resource additions, we forecast that our portfolio will be 725 MW short by 2025, considering expiring contracts and a modest increase in customer demand. We issued an all-source competitive solicitation request in January 2020 for up to 280 MWs of peaking and flexible capacity to be available for commercial operation in late 2023 or early 2024 (the January 2020 request for proposal (RFP)). Further, we expect additional all-source competitive solicitation requests will be forthcoming, beginning in late 2021 or 2022.

Initial bids for the January 2020 RFP were received in July 2020. Bid submissions were evaluated by an independent party with the following portfolio of projects selected:

• Laurel Generating Station - the construction of a 175 MW natural gas-fired generation plant near Laurel, Montana, at a cost of approximately $250 million, which we will own; and
• Powerex Transaction - a 5-year power purchase agreement for 100 MWs of capacity and energy products originating predominately from hydroelectric resources.

We also anticipate finalizing an agreement for an energy storage contract shortly to fill the 5-hour duration tier identified in the January 2020 RFP. We expect to request MPSC approval of the Laurel Generating Station, and possibly an energy storage contract, in May 2021.

February Cold Weather Event

The February 2021 prolonged cold spell resulted in record winter peak demand for electricity and natural gas. The broad reach of this event across the United States and other market factors resulted in an extreme price excursion for purchased power and natural gas. In our South Dakota and Nebraska service territories, natural gas costs for the month of February 2021 exceeded the total cost for all of 2020. Fuel and purchased power costs in these jurisdictions are recovered through fuel adjustment clauses. We’ve incorporated the liquidity impacts into our overall 2021 financing plans.

The Nebraska Public Service Commission (NPSC) opened a docket on March 2, 2021 to investigate the effect of this cold weather event on natural gas supply. Considering customer impacts, we proposed recovery of our costs for February 13, 2021 to February 18, 2021 over a two-year period. We expect the NPSC to issue a decision during the second quarter of 2021. We recorded a regulatory asset of approximately $26 million for these costs. The NPSC extended the winter disconnect rules until May 31, 2021 as a result of this cold weather event.

The South Dakota Public Utilities Commission issued an order allowing recovery of natural gas costs for the same time period over a one-year period, effective March 1, 2021. We recorded a regulatory asset of approximately $17.8 million for these costs.

NorthWestern Reports First Quarter 2021 Financial Results
April 21, 2021

Regulatory Update

We do not expect to make general rate case filings in any of our regulatory jurisdictions during 2021. On April 15, 2021, we filed a request to delay the implementation of our fixed cost recovery mechanism pilot in our Montana jurisdiction for another year until July 2022 or beyond, due to the continued uncertainties created by the COVID-19 pandemic. We anticipate making several other regulatory filings, primarily in our Montana jurisdiction, including:

• An April 21, 2021 filing requesting approval to increase the forecasted costs used to develop rates for the recovery of electric power costs through our Power Cost and Credit Adjustment Mechanism (PCCAM) by approximately $17 million, and
• A May 2021 filing requesting approval to acquire electric capacity resources identified through our January 2020 RFP.

Financing Activity

In March 2021, we issued and sold $100 million aggregate principal amount of Montana First Mortgage Bonds at a fixed interest rate of 1.00% maturing on March 26, 2024. The net proceeds were used to repay in full our outstanding $100 million one-year term loan that was due April 2, 2021.

We anticipate financing our ongoing maintenance and capital programs with a combination of cash flows from operations, first mortgage bonds and equity issuances. We anticipate initiating a $200 million At-the-Market (ATM) offering during the second quarter of 2021 and begin issuing equity under that program. Capital investment in response to our Montana electric supply resource planning would be incremental to these amounts. Financing plans are subject to change, depending on capital expenditures, regulatory outcomes, internal cash generation, market conditions and other factors. Any equity issuances will be sized to maintain and protect our current credit ratings.

Significant Earnings Drivers

Revenues
Consolidated operating revenues for the three months ended March 31, 2021 were $400.8 million as compared with $335.2 million for the same period in 2020.

Gross Margin
Consolidated gross margin for the three months ended March 31, 2021 was $256.3 million compared with $244.0 million for the same period in 2020. This $12.3 million increase was a result of a $10.0 million increase to items that have an impact on net income and $2.3 million increase to items that are offset in operating expenses and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income increased $10.0 million, due to the following:

NorthWestern Reports First Quarter 2021 Financial Results
April 21, 2021

•↑ $4.1 million increase in electric retail revenue driven by residential usage in Montana primarily due to colder winter weather and overall customer growth. After the impacts of regulatory amortizations, commercial and industrial revenues were largely flat;
•↑ $2.8 million increase due to higher gas volumes due to colder winter weather in our Montana and Nebraska jurisdictions and customer growth, partly offset by warmer winter weather in our South Dakota jurisdiction;
•↑ $2.1 million increase due to higher Montana transmission rates, partly offset by lower demand to transmit energy across our transmission lines due to market conditions and pricing;
•↓ $0.5 million lower due to a reduction of rates from the step down of our Montana gas production assets;
•↓ $1.4 million lower due to increased Montana electric supply costs as compared with the prior period; and
•↑ $2.9 million increase in other miscellaneous gross margin.

The change in consolidated gross margin for items that had no impact on net income represented a $2.3 million increase primarily due to the following:

•↑ $2.0 million increase in revenues due to an increase for property taxes included in trackers, offset by increased property tax expense;
•↑ $1.1 million increase due to a increase in revenue due to the decrease in production tax credit benefits passed through to customers in our tracker mechanisms, which are offset by increased income tax expense; and
•↓ $0.8 million lower due to a decrease in revenues for operating costs recovered in tracker revenues, offset by a decrease in associated operating expense.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended March 31, 2021 were $80.9 million compared with $79.0 million for the same period in 2020. This $1.9 million increase was a result of a $3.6 million decrease to items that have an impact on net income and $5.5 million increase to items that are offset in gross margin and other income (expense) with no impact to net income.

Consolidated operating, general and administrative expenses for items impacting net income decreased $3.6 million, including:
•↓ $1.6 million lower uncollectible accounts expense due to collections of previously written-off amounts;
•↓ $0.6 million reduction in travel and training costs due to the impacts of the COVID-19 pandemic;
•↓ $0.4 million decrease in labor costs due to more time being spent by employees on capital projects than maintenance projects (which are expensed);
•↓ $0.3 million lower maintenance costs at our electric generation facilities;
•↑ $0.4 million higher employee benefit costs primarily due to an increase in medical benefits; and
•↓ $1.1 million other miscellaneous expense reductions.

NorthWestern Reports First Quarter 2021 Financial Results
April 21, 2021

The change in consolidated operating, general and administrative expenses for items that had no impact on net income increased $5.5 million primarily due to the following:
•↑ $4.5 million increase in the value of non-employee directors deferred compensation due to an increase in our stock price, offset in other income;
•↑ $1.8 million increase due to the regulatory treatment of the non-service cost components of pension and postretirement benefit expense, which is offset in other income; and
•↓ $0.8 million decreased operating expenses offset by lower associated tracker revenue.

Property and Other Taxes
Property and other taxes were $47.5 million for the three months ended March 31, 2021, as compared with $44.5 million in the same period in 2020. This increase was due primarily to an increase in Montana state and local taxes. We estimate property taxes throughout each year, and update those estimates based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and adjust our rates to recover the increase between rate cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

Depreciation and Depletion Expense
Depreciation and depletion expense was $47.0 million for the three months ended March 31, 2021, as compared with $45.3 million in the same period in 2020. This increase was primarily due to plant additions.

Operating Income
Consolidated operating income for the three months ended March 31, 2021 was $81.0 million as compared with $75.2 million in the same period in 2020. This increase was primarily due to the increase in gross margin, offset in part by higher operating expenses.

Interest Expense
Consolidated interest expense for the three months ended March 31, 2021 was $23.5 million as compared with $24.3 million in the same period in 2020. This decrease was primarily due to lower interest on our revolving credit facilities and higher capitalization of Allowance for Funds Used During Construction (AFUDC), slightly offset by higher borrowings.

Other Income
Consolidated other income was $5.6 million for the three months ended March 31, 2021 as compared to other expense of $2.0 million during the same period in 2020.This increase includes approximately $6.3 million related to items offset in operating, general and administrative expense with no impact to net income and higher capitalization of AFUDC. Items offset in operating, general and administrative expense include a $4.5 million increase in the value of deferred shares held in trust for non-employee directors deferred compensation and a decrease in other pension expense of $1.8 million.

Income Tax
Consolidated income tax benefit for the three months ended March 31, 2021 was less than $0.1 million as compared with $1.8 million in the same period in 2020. Our effective tax rate for the three months ended March 31, 2021 was 0.0% as compared with (3.7)% for the same period in 2020. We currently estimate effective tax rate to range between (2.5)% to 2.5% in 2021.

The following table summarizes the differences between our effective tax rate and the federal statutory rate for the periods:

NorthWestern Reports First Quarter 2021 Financial Results
April 21, 2021

(in millions)	Three Months Ended March 31,
	2021		2020
Income Before Income Taxes	$63.1		$48.9

Income tax calculated at federal statutory rate	13.2	21.0%	10.3	21.0%

Permanent or flow-through adjustments:
State income tax, net of federal provisions	0.1	0.1%	—	—%
Flow-through repairs deductions	(7.8)	(12.5)%	(7.4)	(15.2)%
Production tax credits	(4.3)	(6.8)%	(3.6)	(7.4)%
Share-based compensation	(0.3)	(0.4)%	(0.6)	(1.2)%
Amortization of excess deferred income tax	(0.3)	(0.4)%	(0.4)	(0.7)%
Plant and depreciation flow through items	(0.3)	(0.5)%	0.1	0.3%
Other, net	(0.3)	(0.5)%	(0.2)	(0.5)%
Subtotal	(13.2)	(21.0)%	(12.1)	(24.7)%

Income Tax Benefit	$—	—%	$(1.8)	(3.7)%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Net Income
Consolidated net income for the three months ended March 31, 2021 was $63.1 million as compared with $50.7 million for the same period in 2020. This increase was primarily due to improved gross margin from colder winter weather and lower operating costs, partly offset by higher Montana electric supply costs and depreciation expense, and a lower income tax benefit in 2021.

NorthWestern Reports First Quarter 2021 Financial Results
April 21, 2021

Reconciliation of Primary Changes from 2020 to 2021

	Three Months Ended March 31,
($millions, except EPS)	Pretax Income	Net (1) Income	Diluted EPS
2020 reported	$48.9	$50.7	$1.00
Gross Margin
Electric retail volumes	4.1	3.1	0.06
Natural gas retail volumes	2.8	2.1	0.04
Electric transmission	2.1	1.6	0.03
Montana natural gas production rates	(0.5)	(0.4)	(0.01)
Montana electric supply cost recovery	(1.4)	(1.0)	(0.02)
Other	2.9	2.2	0.04
Subtotal: Items impacting net income	10.0	7.6	0.14

Property taxes recovered in trackers	2.0	1.5	0.03
Production tax credits reducing revenue, offset in income tax benefit	1.1	0.8	0.02
Operating expenses recovered in trackers	(0.8)	(0.6)	(0.01)
Subtotal: Items not impacting net income	2.3	1.7	0.04

Total Gross Margin	12.3	9.3	0.18
OG&A Expense
Uncollectible accounts	1.6	1.2	0.02
Travel and training	0.6	0.4	0.01
Labor	0.4	0.3	0.01
Generation maintenance	0.3	0.2	—
Employee benefits	(0.4)	(0.3)	(0.01)
Other	1.1	0.8	0.02
Subtotal: Items impacting net income	3.6	2.6	0.05

Non-employee directors deferred compensation	(4.5)	(3.4)	(0.07)
Pension and other postretirement benefits, offset in other income	(1.8)	(1.3)	(0.02)
Operating expenses recovered in trackers	0.8	0.6	0.01
Subtotal: Items not impacting net income	(5.5)	(4.1)	(0.08)

Total OG&A Expense	(1.9)	(1.5)	(0.03)
Other items
Depreciation and depletion expense	(1.7)	(1.3)	(0.03)
Property and other taxes	(3.0)	(2.2)	(0.04)
Interest expense	0.8	0.6	0.01
Other income (incl. offset to Non-employee compensation above)	7.6	5.7	0.11
Permanent and flow-through adjustments to income tax		1.8	0.04
Total Other items	3.7	4.6	0.09

Total impact of above items	14.2	12.4	0.24

2021 reported	$63.1	$63.1	$1.24

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

NorthWestern Reports First Quarter 2021 Financial Results
April 21, 2021

Liquidity and Capital Resources
As of March 31, 2021, our total net liquidity was approximately $187.9 million, including $8.9 million of cash and $179.0 million of revolving credit facility availability. This compares to total net liquidity one year ago at March 31, 2020 of $186.4 million. Availability under our credit facilities was $205.0 million as of April 16, 2021.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.62 per share payable June 30, 2021 to common shareholders of record as of June 15, 2021.

2021 Earnings Guidance Affirmed
NorthWestern affirms its previously announced 2021 earnings guidance range of $3.40 - $3.60 per diluted share based upon, but not limited to, the following major assumptions and expectations:
•COVID-19 related reduction in our commercial and industrial sales volumes, offset in part by an increase in usage by residential customers through the second quarter of 2021;
• Normal weather for the remainder of the year in our electric and natural gas service territories;
• A consolidated income tax rate of approximately (2.5%) to +2.5% of pre-tax income; and
• Diluted shares outstanding of approximately 51.5 million to 51.8 million.

Continued investment in our system to serve our customers and communities is expected to provide annualized 4% - 5% growth in rate base and a targeted long-term earnings per share growth rate of 3% - 6%. Maintaining our 60% - 70% targeted dividend payout ratio, we anticipate the dividend growth rate to be in line with the EPS growth rate going forward.

NorthWestern Reports First Quarter 2021 Financial Results
April 21, 2021

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our non-GAAP diluted earnings per share guidance of $3.40 - $3.60 for 2021 and final non-GAAP diluted earnings per share of $3.35 for 2020 are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

(in millions, except EPS)

				EPS Range to Meet Guidance
Three Months Ended March 31, 2021				2021 Q2 - Q4			Estimated 2021 Full Year
	Pre-tax Income	Net(1) Income	Diluted EPS	Low		High	Low		High
2021 Reported GAAP	$63.1	$63.1	$1.24	$2.14	to	$2.34	$3.38	to	$3.58

Non-GAAP Adjustments:
Remove impact of unfavorable weather as compared to normal	1.3	1.0	0.02				0.02		0.02

2021 Adj. Non-GAAP	$64.4	$64.1	$1.26	$2.14	to	$2.34	$3.40	to	$3.60

				Actual
Three Months Ended March 31, 2020				2020 Q2 - Q4			2020 Full Year
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS
2020 Reported GAAP	$48.9	$50.7	$1.00	$95.3	$104.5	$2.06	$144.2	$155.2	$3.06

Non-GAAP Adjustments:
Remove impact of unfavorable weather as compared to normal	4.0	3.0	0.06	5.8	4.3	0.08	9.8	7.3	0.14
Disallowance of prior period supply costs				9.9	7.4	0.15	9.9	7.4	0.15

2020 Adj. Non-GAAP	$52.9	$53.7	$1.06	$111.0	$116.2	$2.29	$163.9	$169.9	$3.35

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast on Thursday, April 22, 2021, at 3:00 p.m. Eastern time to review its financial results for the first quarter 2021.

To register for the webinar, please visit https://zoom.us/webinar/register/WN_KUOz-tfYSQyaruft7-3d1A or visit the “Presentations and Webcasts” section at www.northwesternenergy.com. Please go to the site at least 15 minutes in advance of the webinar

NorthWestern Reports First Quarter 2021 Financial Results
April 21, 2021

to register. An archived webcast will be available shortly after the event and remain active for one year.

Notice of Virtual Annual Stockholders Meeting
The virtual Annual Stockholders Meeting will be held on Thursday, April 22, 2021, at 12:00 pm Eastern Daylight Time. A virtual Annual Meeting enables our stockholders—regardless of size, resources, or physical location—to participate in the Annual Meeting at no cost, while safeguarding the health of our stockholders, Board of Directors, and management. We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate at our virtual meeting as they would in person.

The Annual Meeting will be webcast live on the internet and can be accessed by visiting www.virtualshareholdermeeting.com/NWE2021. To participate in the meeting, please go to the site at least 15 minutes in advance of the meeting and follow the check-in procedures.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We are working to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. This includes bridging our history as a regulated utility safely providing low-cost and reliable service with our future as a globally-aware company offering a broader array of services performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 743,000 customers in Montana, South Dakota, Nebraska and Yellowstone National Park. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002. More information is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin, Adjusted Non-GAAP Pre-Tax Income, Adjusted Non-GAAP Net Income and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Gross Margin as Revenues less Cost of Sales as presented in our Condensed Consolidated Statements of Income. Management believes that Gross Margin (revenues less cost of sales) provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Gross Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

NorthWestern Reports First Quarter 2021 Financial Results
April 21, 2021

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, net income and Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Earnings". Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” These statements are based upon our current expectations and speak only as of the date hereof. Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

• adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;
• changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
• unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and
• adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com